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                                                                     EXHIBIT 3.2

                                  AMENDMENT TO
                              THE AAR CORP. BY-LAWS

     WHEREAS, AAR CORP. (the "Company") has adopted a form of by-laws (the "By-Laws") and reserves the right to amend the By-Laws; and

     WHEREAS, the Company has amended the By-Laws from time to time in the past, and now desires to amend the By-Laws further to change the date of the Annual Meeting of Shareholders;

     NOW, THEREFORE, the By-laws are hereby amended, effective January 1, 2003, in the following respect:

          Article II, Section 1, of the By-Laws be amended to read as follows:

               "SECTION 1. TIME. The annual meeting of the stockholders of the corporation for the election of directors and the transaction of such other business as may properly come before such meeting shall be held each year on the fourth Wednesday in September at 10:00 a.m. (Chicago time), or if said day be a legal holiday, then on the next succeeding day not a legal holiday, or shall be held on such other time and date as shall be determined by the Board of Directors. A special meeting of the stockholders shall be held on the date and at the time fixed by those persons authorized by the Certificate of Incorporation to call such meeting."

     This Amendment has been executed by the Company by its duly authorized officer this 13th day of May, 2002 and attested by its Secretary.

                                                AAR CORP.


                                                By /s/ David P. Storch
                                                   -----------------------------
                                                   David P. Storch, President
                                                   and Chief Executive Officer
ATTEST:


/s/ Howard A. Pulsifer
----------------------
Howard A. Pulsifer, Secretary